EXHIBIT 10.5

Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of this 5th day of February 2024, by and between Anand Buch (the "Executive") and Crexendo, Inc, a Nevada Corporation (the "Company").

WHEREAS the Company desires to employ the Executive as Chief Strategy Officer on the terms and conditions set forth herein; and

WHEREAS the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 4 of this Agreement, the employment shall be considered “at will” and may be terminated by either side with sixty (60) days’ notice. "Employment Term."

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as Chief Strategy Officer reporting to the Chief Executive Officer (“CEO”) and as necessary to the Board of Directors (“Board”). In such a position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive's position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all their business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior consent of the CEO and the Board.

3. Compensation.

3.1 Base Salary. The Company shall pay the Executive as salary the rate as currently agreed between the Board and Executive in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's annual base salary, is hereinafter referred to as "Base Salary." In addition, thereto it is expected that the Executive be granted options to purchase common stock of the Company or restricted stock units under terms agreed by the Executive and with discretion of the Board/Compensation Committee together with the potential of earning an annual bonus.

3.2 Annual Bonus. It is understood and agreed the Executive may be eligible to receive an annual bonus (the "Annual Bonus") at the discretion of the Board/Compensation Committee. The decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the "Compensation Committee" of the Board.

3.3 Equity Awards. the Executive shall be eligible to participate in the Crexendo, Inc. 2013 Long-Term Incentive Plan or any successor plan, subject to the terms of the plan or successor plan, as determined by the Committee, in its discretion.

3.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

3.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to the then current amount of paid time off (PTO) days per calendar year (prorated for partial years) in accordance with the Company's policies. The Executive shall receive other paid time off in accordance with the Company's policies for executive officers as such policies may exist from time to time and as required by applicable law.

3.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3.8 Indemnification. The Company shall fully indemnify and hold the Executive harmless applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law for acts and omissions in the Executive's capacity as an officer, director, or employee of the Company. In addition, thereto the Company shall maintain D&O insurance for the protection of named officers and the Board of Directors together with tail coverage in an amount reasonable for a Nasdaq company of its size.

4. Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive except as detailed in Paragraph 5 at any time and for any reason or for no reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and Section 3 above and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates. In the event the Executive is terminated by an acquiring company and the provisions of Paragraph 5 have occurred an acquiring company once the Executive has been paid all sums due under Paragraph 5 shall not be required to give sixty (60) days’ notice of termination.

4.1 Termination by Company for Cause or by Executive for any reason.

(a) The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive for any reason and the Executive shall be entitled to receive sixty (60) days’ notice (If the termination is for Cause the Company is not required to provide the sixty (60) days’ notice):

(i) any accrued but unpaid Base Salary through the date of termination and accrued but unused PTO which shall be paid within one (1) week following the date of the Executive's termination on the pay date immediately following the date of the Executive's termination in accordance with the Company's customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the date of the Executive's termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance except as detailed in Paragraph 4.6.

Items 4.1(a)(i) through 4.1(iii) are referred to herein collectively as the "Accrued Amounts."

(b) For purposes of this Agreement, "Cause" shall mean:

(i) the Executive's willful failure to perform their duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive's willful failure to comply with any valid and legal directive of the Board;

(iii) the Executive's willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive having engaged in substantial gross negligence;

(v) the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(vi) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes moral turpitude;

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(vii) the Executive's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(viii) the Executive's material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix) the Executive's engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For the purpose of this provision, none of the Executive's acts or failures to act shall be considered "willful" unless the Executive acts, or fails to act, in bad faith. The Executive's actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

4.2 Termination by Company Without Cause. The Employment Term and the Executive's employment hereunder may be terminated by the Company without Cause with the notice detailed in the Agreement. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts subject to Section 4 of this Agreement and, within fourteen (14) days following receipt and termination of applicable revocation periods, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release"), the "Release Execution Period") and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) A lump sum payment equal to the severance provision of 4.6 below.

(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for one year.

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Crexendo Inc. 2013 Long-Term Incentive Plan or any successor plan and the applicable award agreements.

(d) To receive the termination benefits included herein Executive must execute a release agreement containing the restrictions contained in Section 5.5 below.

4.3 Death or Disability.

(a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) The Accrued Amounts; which shall include any subsequent prorated bonus that would have been earned together with COBRA benefits if allowed by law for a period up to one year to the Executives dependents; and

(ii) Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of their job, with or without reasonable accommodation, for one hundred twenty (120) consecutive days. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive of all purposes of this Agreement.

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4.4 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3 on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than ten (10) days following the date on which the Notice of Termination is delivered if the Company terminates the Executive's employment without Cause, or no less than fifteen (15) days following the date on which the Notice of Termination is delivered if the Executive terminates their employment with or without Good Reason.

4.5 Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

4.6 Payment on Termination for any Reason other than Cause. On Termination, Executive shall be entitled to one month of severance for each year of employment with Crexendo (excluding prior service with acquired subsidiaries) up to one year, in addition thereto Executive shall receive payment of COBRA premiums for twelve (12) months, provided the Executive is eligible for and properly elects COBRA coverage. To receive Termination Benefits, the Executive must comply with the post-termination restrictions on employment contained in Paragraph 5.5 and acknowledges that the payment of the benefits constitutes reasonable consideration for the restrictions and sign a release in favor of the Company.

5. Change of Control. “Change of Control” means the Company is a party to a transaction in which it is sold to, merged, consolidated, reorganized into or with, or its assets are transferred or sold to another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity.

5.1 “Change of Control Window”. means the period beginning at the beginning of any discussion or offer that would affect a Change of control and ending twelve months after the effective date of any Change of control.

5.2 “Good Reason”. means the occurrence of any of the following and Company’s failure to cure within 30 days after Company’s receipt of written notice from the Executive asserting that Good Cause exists and specifying such cause: (i) termination other than for cause prior to the effective Change of Control, (ii) failure to be offered the comparable position at the successor Company or a material reduction in the Executive’s responsibilities as in effect immediately prior to the Change of Control, or any removal of the Executive from, or any failure to the Executive to positions immediately prior to the Change of Control, which has the effect of materially diminishing their responsibility or authority, (iii) a reduction in the Executive’s Base Salary or any Target Bonus as in effect immediately prior to the Change of Control; or a Company-mandated relocation of the Executive’s principal place of employment or current principal residence by more than 50 miles from its respective location immediately prior to the resignation.

5.3 Effect of Termination During Change of Control Window. If a Change of Control occurs while this policy is in effect and an eligible Executive’s employment is terminated during a Change of Control Window (i) by Company for reasons other than Cause or the Executive’s death or Disability, or (ii) by the Executive for Good Reason, then the Executive will be entitled to the benefits described below, provided the Executive signs and does not revoke a general release of claims in a form reasonable satisfactory to Company and complies with his or her obligations to Company under this policy and any other confidentiality, assignment of rights, non-competition, or non-solicitation agreements between Company and the Executive. Change of Control Benefits will cease, and the Company shall have no further payment obligations to the Executive if he or she breaches any applicable confidentiality, non-compete, and non-solicitation obligations to the Company.

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5.4 Change of Control Benefits: An Executive who qualifies for benefits will receive the following:

(a) A payment equal to Base Salary for twelve (12) months plus a payment equivalent to the Executive’s maximum target bonus for the previous twelve (12) months. This payment becomes due and payable only if the acquiring company fails to offer the Executive a position reasonably acceptable to the Executive for a period of no less than one year on terms reasonably consistent with the salary and benefits Executive was earning prior to the Change of Control.

(b) An award of Restricted Stock Units or shares of the Company (or its equivalent cash value thereto based upon the closing stock price on the day prior to the change of control), equal to Two Hundred and Fifty Thousand Dollars ($250,000.00) US if the transaction price is below Seven dollars ($7.00)US per share, Three Hundred Seventy Five Thousand dollars ($375,000.00) US if the transaction share price is between Seven dollars ($7.00) US and Ten dollars ($10.00) US, and Five Hundred Thousand ($500,000.00) US if the transaction share price is above Ten dollars ($10.00) US. The Executive is entitled to this benefit and the benefits of 5.4 (d) irrespective of if the Executive remains with the Company or acquiring company after the Change of Control.

(c) Payment of COBRA premiums for twelve (12) months, provided the Executive is eligible for and properly selects COBRA coverage.

All of the Executive’s unvested stock option or restricted stock units shall automatically become fully vested. All payments shall be net of applicable withholding.

5.5 Non-solicitation/non-competition. To receive Change of Control Benefits, the Executive must comply with the following post-termination restrictions on employment and acknowledges that the payment of the benefits constitutes reasonable consideration for the restrictions:

(a) Non-solicitation. For one hundred and twenty days after the Executive’s employment with Company terminates, regardless of the reason for termination, he/she will not (a) directly or indirectly solicit competing business from any person or entity which then is or was a Company customer, client or prospect during the twelve (12) months prior to termination, (b) induce any such person or entity to cease or reduce their business relationship with Company; (c) induce any person to leave the employment of Company; or (d) directly or indirectly hire or use the services of any Company employee unless the Executive obtains Company’s written consent. The Executive will not aid others in doing anything he/she is /are prohibited from doing himself/herself under this paragraph, whether as an employee, Executive, director, shareholder, partner, consultant or otherwise. For purposes of this paragraph, the term “solicit” includes (i) responding to requests for proposals and invitations for bids, (ii) initiating contacts with customers, clients, or prospects of Company for the purpose of advising them that the Executive no longer is employed by Company and is available for work that is competitive with the services offered by Company, and (iii) participating in joint ventures or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Agreement. The term “Company employee” includes any then current employee of Company or any person who has left the employ of Company within the then previous three (3) months. The terms “Company client” and “Company customer” include any parent corporation, subsidiary corporation, affiliate corporation or partner or joint venture of a client or customer. “Company prospect” means any person or entity to whom Company has submitted a bid or proposal within the then immediately preceding six (6) months.

(b) Non-competition. For one hundred and twenty days after the Executive’s employment with Company terminates, the Executive will not directly or indirectly Compete (defined below) with Company anywhere Company is doing or planning to do business, nor will he/she engage in any other activity that would conflict with the Company’s business or interfere with the Executive’s obligations to the Company. “Compete” means directly or indirectly: (i) have any financial interest in, (ii) join, operate, control or participate in, or be connected as an Executive, employee, agent, independent contractor, partner, principal or shareholder with (except as holder of not more than five percent (5%) of the outstanding stock of any class of a corporation, the stock of which is actively publicly traded) or (iii) provide services in any capacity to those participating in the ownership, management, operation or control of, and/or (iv) act as a consultant or subcontractor to, a Competitive Business (defined below). “Competitive Business” means any corporation, proprietorship, association or other entity or person engaged in the sale, production and/or development of products or the rendering of services of a kind similar to or competitive with that sold, produced, developed or rendered by Company as of the date the Executive’s employment relationship terminates.

5.6 Effect of Prior Change of Control Agreement or Benefits. The company does not intend for this policy to duplicate any benefits previously extended to employees. Therefore, this policy will not replace or supplement any existing Company agreement or policy providing for benefits in connection with a change of control (however defined).

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6. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive's employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by American Arbitration Association (“AAA”) and shall be conducted in Phoenix, Arizona consistent with the rules in effect by AAA at the time the arbitration is commenced, except as modified by this Agreement. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

7. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts of law principles. The venue shall be Arizona.

8. Entire Agreement. Unless specifically provided herein, this Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13. Section 409A.

13.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.2 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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14. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Crexendo, Inc.

1615 S 52nd St, Tempe, AZ 85281

Attn: Jeffrey G Korn, CEO

If to the Executive:

Anand Buch

11861 Helmer Lane

San Diego, CA 92131

16. Representations of the Executive. The Executive represents and warrants to the Company that:

(a) The Executive's acceptance of employment with the Company and the performance of their duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which they are a party or is otherwise bound.

(b) The Executive's acceptance of employment with the Company and the performance of their duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THEY HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THEY HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THEIR CHOICE BEFORE SIGNING THIS AGREEMENT.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Crexendo, Inc.

By /s/ JEFFREY G. KORN Name: Jeffrey G. Korn Title: CEO

EXECUTIVE

Signature: /s/ ANAND BUCH Name: Anand Buch Title: Chief Strategy Officer

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